Exhibit 99.1

PRESS RELEASE ISSUED January 16th, 2024

Tampa, FL January 16th, 2024 – Seafarer Exploration Corp (OTCQB: SFRX), an underwater exploration and technology company, today announced the issuance of a fully executed 5-year Letter of Permission dated January 11th, 2024, from the United States Army Corps of Engineers (USACE) for the Juno Beach project in Juno Beach, Florida. Seafarer is focused on developing infrastructure and technologies necessary to engage in the archaeologically sensitive research, documentation, exploration, recovery, and conservation of historic shipwrecks. The original application was started on August 30th, 2021 and includes an additional Programmatic Agreement (PA). This PA is only required when there is not a permit issued by the State of Florida Division of Historical Resources (DHR) for the associated USACE permit.

Seafarer has also been issued an Admiralty in Rem claim by the United States District Court giving Seafarer true, sole, and exclusive ownership of the unidentified shipwreck at Juno Beach. Seafarer has also received the Florida Department of Environmental Protection (FDEP) permit as well as a Sovereign Submerged Lands Cultural Resource Recovery Easement for the site. The combination of all three issuances gives Seafarer the sole, exclusive right to commence full operations at Juno Beach.

“The USACE permit has been one of the most sought after permits in Seafarer’s history. We will finally be able to fully investigate the mysteries surrounding this massive mid 1500s shipwreck,” said Kyle Kennedy, CEO of Seafarer. “We have seasoned underwater archaeologists with proven methodologies and one of a kind equipment, some of which we have developed in house, to handle the unique characteristics and hurdles presented by the Juno Site while we aim to set the bar for professional underwater archeology and recovery. We would like to thank Shawn Zinszer and Linda C. Knoeck of the USACE for their instrumental work in helping us obtain this permit.”

“I am particularly pleased to see the deep dedication Seafarer has for true archaeology, as the unidentified shipwreck at Juno Beach will yield tremendous data for archaeological publications,” said Andrew Owens, a senior underwater archaeologist on the project. “Seafarer has conducted extensive research, built an advanced conservation lab, trained their divers and captains in archaeology, designed specialized equipment and tools, as well as brought in several master’s degree or higher underwater archaeologists over the last few years to help with investigation of the Juno Beach site. I look forward to not only investigating this site, but also other sites in the future.”

Mr. Kennedy continued by saying “While we have had to wait to receive this permit longer than we would have liked, all the permits and issuances are in place so we may begin our archaeologically sensitive investigation and prove the merits of the SeaSearcher that our CTO Tim Reynolds and his team developed. We believe the SeaSearcher and our other proprietary technology, along with our team of professionals and experts will set a new standard to be utilized on the Juno site, along with other sites we’ve identified, which will build our shareholder value and unlock the incredible stories of maritime history.”

Seafarer made remarkable progress in 2023, first by successfully recovering a silver coin from the Juno Beach site, originating from the notable Carlos and Joanna mint. Although the coin is undated, the presence of the Assayer's mark means it was minted between 1554 and 1572. The coin falls in line with the coins reported in the Master Site File which were found in 1988 by the State Underwater Archaeologist Tommy Gore and recorded by the State Archaeologist Roger Smith.

Additionally, Seafarer has significantly enhanced its team's expertise and developed the infrastructure necessary to scale operations rapidly to meet growing demand, while also securing a pivotal million-dollar debt financing instrument at a 6% interest rate with a balloon payment structure. This funding ensures Seafarer has the resources to fully support the exploratory and operational activities in Juno Beach and other targeted locations.

Kennedy added, “With all the necessary permits now secured, and with the identification of promising non-ferrous targets by our SeaSearcher technology, we are poised for an exciting year ahead. Our financing position, coupled with two fully operational vessels, an enthusiastic crew, and a team of esteemed archaeologists, positions us to fully mobilize our operations. We are also in the process of exploring several media and business opportunities that promise to enhance our visibility and market presence. As we look forward to the rest of 2024, we are energized by the prospects of our upcoming endeavors and are committed to achieving new levels of success.”

About Seafarer Exploration:

Seafarer Exploration Corp. is a publicly traded underwater exploration and technology company traded under the symbol SFRX. The principal business of the company is to develop the infrastructure and technology necessary to engage in the archaeologically sensitive research, documentation, exploration, recovery, and conservation of historic shipwrecks. The company has secured multiple sites it believes contain historic and valuable shipwrecks. The company will use accepted archaeological methods to properly document, research and recover portions of the wrecks. Seafarer employs scientists and historians and is committed to preserving the cultural and historical significance of every wreck it finds.

Disclaimer:

The press release may include certain statements that are not descriptions of historical facts but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include the description of our plans and objectives for future operations, assumptions underlying such plans and objectives, and other forward-looking terminology such as ”may,” ”expects,” ”believes,” ”anticipates,” ”intends,” ”projects,” or similar terms, variations of such terms or the negative of such terms. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. Such information is based upon various assumptions made by, and expectations of, our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to significant economic and competitive uncertainties and contingencies beyond our control and upon assumptions with respect to the future business decisions which are subject to change. Accordingly, there can be no assurance that actual results will meet expectations and actual results may vary (perhaps materially) from certain of the results anticipated herein.

Media Contact

Kyle Kennedy

info@seafarerx.com